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CUSIP NO. 67082B 10 5              SCHEDULE 13D                    Page 17 of 39

                                                                    EXHIBIT 7(a)

                     VOTING AGREEMENT AND IRREVOCABLE PROXY

            This VOTING AGREEMENT AND IRREVOCABLE PROXY, dated as of October 22, 2001 (this "AGREEMENT"), is entered into by and among Cecile D. Barker, an individual residing in the State of Florida ("BARKER"), OAO Corporation, a Maryland corporation of which Barker owns 95% of the issued and outstanding capital stock ("OAOC," and collectively with Barker, the "STOCKHOLDERS," and each, a "STOCKHOLDER"), Terrapin Partners Subsidiary LLC, a Delaware limited liability company (the "SUBSIDIARY"), and Terrapin Partners Holding Company LLC, a Delaware limited liability company and the managing member of the Subsidiary (the "HOLDING COMPANY").

                               W I T N E S S E T H

            WHEREAS, on the date hereof, pursuant to the terms of that certain Contribution Agreement, dated the date hereof, by and among Barker, Gregory A. Pratt, J. Jeffrey Fox and the Holding Company (the "CONTRIBUTION AGREEMENT"), Barker contributed to the Holding Company 450,000 shares (the "CONTRIBUTED SHARES") of the common stock of OAO Technology Solutions, Inc., a Delaware corporation ("OAO"), in exchange for a like number of Common Units of the Holding Company;

            WHEREAS, on the date hereof, J.F. Lehman Equity Investors I, L.P., a Delaware limited partnership ("JFLEI"), and JFL Co-Invest Partners II, L.P., an affiliate of JFLEI ("JFL CO-INVEST," and collectively with JFLEI, the "JFL GROUP"), made a cash contribution to the Holding Company of $10,500,000 in exchange for the issuance to the JFL Group of an aggregate of 6,363,636 Common Units of the Holding Company;

            WHEREAS, on the date hereof, the Holding Company then contributed the $10,500,000 of cash, the Contributed Shares and 919,458 additional shares of OAO common stock obtained pursuant to the Contribution Agreement to the Subsidiary in exchange for 7,733,094 Common Units of the Subsidiary;

            WHEREAS, on the date hereof, the Subsidiary then acquired 5,729,356 shares of OAO common stock from Safeguard Scientifics, Inc. and certain of its affiliates (collectively, "SAFEGUARD") in exchange for (i) $9,453,437 in cash and (ii) 2,006 of the Series A 4% Cumulative Convertible Redeemable Preferred Units of the Subsidiary;

            WHEREAS, as a result of the foregoing transactions, the Subsidiary will hold 7,098,814 shares of OAO common stock;

            WHEREAS, in addition, Barker owns:

                  (i)   beneficially and of record 1,250,000 shares of OAO
      common stock (of which 1,100,000 shares have been sold, transferred and assigned by Barker to OAOC and another 55,000 shares held by OAOC were purchased by OAOC on the open market) that are subject to (A) the Demand Note (amending the Promissory Note executed on October 2, 1998), dated December 21, 1999, made by OAOC in favor of OAO in the
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CUSIP NO. 67082B 10 5              SCHEDULE 13D                    Page 18 of 39

      principal amount of $2,520,021 (the "DEMAND NOTE") and (B) the Guarantee and Pledge Agreement, dated October 2, 1998, made by Barker in favor of OAO (the "OAO PLEDGE Agreement") (such 1,250,000 shares, the "OAO PLEDGED SHARES"). The OAO Pledge Agreement permits Barker to vote the OAO Pledged Shares unless and until a formal declaration of default is declared by OAO, at which time OAO will have all voting powers;

                  (ii) beneficially and of record 200,000 shares of OAO common stock that are subject to that certain Collateral Agreement, dated as of December 1, 1998, in favor of U.S. Bank Leasing (the "U.S. BANK PLEDGE AGREEMENT") (such 200,000 shares, the "U.S. BANK PLEDGED SHARES"). The U.S. Bank Pledge Agreement does not prohibit Stockholder from voting the U.S. Bank Pledged Shares unless and until U.S. Bank Leasing transfers the U.S. Bank Pledged shares to its name; and

                  (iii) beneficially and of record, as of the date hereof, an additional 376,400 shares of OAO common stock that are either owned free and clear of any encumbrances or are pledged to secure certain obligations of Stockholder or his affiliates (the "Other Shares," and together with the OAO Pledged Shares and the U.S. Bank Pledged Shares, aggregating 1,826,400 shares of OAO common stock, are sometimes collectively referred to herein as the "SHARES").

            WHEREAS, as an essential inducement and condition to entering into the transactions described above, including the Contribution Agreement, the JFL Group's cash contribution of $10,500,000 to the Holding Company and the Subsidiary's purchase of 5,729,356 shares of OAO common stock from Safeguard, the Holding Company and the Subsidiary have requested that Stockholders agree, and Stockholders have agreed, to enter into this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

            1. VOTING AGREEMENT. Stockholders hereby agree with the Holding Company and the Subsidiary that, at any meeting of OAO's stockholders, however called, or in connection with any written consent of OAO's stockholders, Stockholders shall vote the Shares or execute a written consent in accordance with the voting instructions of the Subsidiary as provided to Stockholders reasonably in advance of the date of such vote.

            2.    IRREVOCABLE PROXY.

                  (a) For purposes of Section 2(c) below, Stockholders hereby constitute and appoint the Subsidiary (the "PROXY HOLDER"), with full power of substitution, their true and lawful proxy and attorney-in-fact to vote the Shares at any meeting (and any adjournment or postponement thereof) of OAO's stockholders, or to execute a written consent of stockholders with respect to the Shares in lieu of any such meeting.

                  (b) This proxy and power of attorney (i) is granted in consideration of (A) the Holding Company's agreement to consummate the transactions contemplated by the Contribution Agreement and to issue Common
Units to Stockholder in exchange for the
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CUSIP NO. 67082B 10 5              SCHEDULE 13D                    Page 19 of 39

Contributed Shares under the terms of the Limited Liability Company Operating Agreement of the Holding Company, dated the date hereof (the "HC OPERATING AGREEMENT"), all on the terms and conditions set forth in the Contribution Agreement and the HC Operating Agreement, (B) the JFL Group's agreement to contribute $10,500,000 of cash to the Holding Company on the terms and conditions set forth in the HC Operating Agreement and (C) the Subsidiary's agreement to purchase 5,729,356 shares of OAO common stock from Safeguard using a portion of the proceeds contributed to the Holding Company by the JFL Group, and (ii) is coupled with an interest sufficient in law to support an irrevocable proxy. This proxy revokes all prior proxies granted by Stockholder. Stockholders shall not grant any proxy to any Person (as defined below) that conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of Stockholder. "PERSON" means a natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or representative capacity.

                  (c) If Stockholders fail for any reason to vote the Shares in accordance with the requirements of Section 1 hereof, then the Proxy Holder shall have the right to vote the Shares at any meeting of OAO's stockholders and in any action by written consent of OAO's stockholders in accordance with the provisions of this Section 2. The vote of the Proxy Holder shall control in any conflict between the Proxy Holder's vote of the Shares and either Stockholder's vote of the Shares.

            3. EFFECT UPON FORECLOSURE. The voting agreement in Section 1 and the irrevocable proxy granted in Section 2 are subject to (i) the restrictions on Barker's voting rights in the OAO Pledge Agreement in the event OAO makes a formal declaration of default and (ii) U.S. Bank Leasing transferring the U.S. Bank Pledged shares into its name under the U.S. Bank Pledge Agreement.

            4. DIRECTOR MATTERS EXCLUDED. The Holding Company and the Subsidiary acknowledge and agree that no provision of this Agreement shall limit or otherwise restrict Barker with respect to any act or omission that Barker may undertake or authorize in his capacity as a director of OAO, including, without limitation, any vote that Barker may make as a director of OAO with respect to any matter presented to the Board of Directors of OAO.

            5. REPRESENTATIONS AND WARRANTIES. Each Stockholder hereby represents and warrants to the Holding Company and Subsidiary as follows:

                  (a) Ownership of Shares. Other than as set forth herein, Barker is the record and beneficial owner of the Shares, and has sole investment power and voting rights with respect to the Shares (other than as provided in this Agreement). There are no limitations, qualifications or restrictions on Stockholders' voting rights with respect to the Shares.

                  (b) Power; Binding Agreement. Each Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any applicable law or any agreement or any court order to which such Stockholder is a party or is subject including, without

CUSIP NO. 67082B 10 5              SCHEDULE 13D                    Page 20 of 39

      limitation, the Demand Note, the OAO Pledge Agreement, the U.S. Bank Pledge Agreement or any other pledge or collateral agreement (collectively, the "BARKER DOCUMENTS"), or any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

            6. OTHER COVENANTS AND AGREEMENTS. Each Stockholder hereby further covenants to and agrees with the Holding Company and the Subsidiary as follows:

                  (a) Restriction on Transfer, Proxies and Non-Interference. Except as expressly permitted by this Agreement, such Stockholder shall not, directly or indirectly:

                        (i) other than as currently pledged and encumbered under the Barker Documents, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein, to any Person other than the Subsidiary;

                        (ii) grant any proxies or powers of attorney or deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or

                        (iii) take any action that would make any representation
            or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing any of Stockholder's obligations under this Agreement.

                  (b) Contribution of Shares to the Holding Company. Upon the termination of the restrictions contained in any of the Barker Documents as to Stockholder's ability to freely transfer any Shares, Stockholder shall promptly contribute any and all of such freely transferable Shares to the Holding Company in exchange for a like number of Common Units of the Holding Company at an agreed upon capital contribution value of $1.65 per Share so contributed (subject to equitable adjustment in accordance with Section 7.2.3 of the HC Operating Agreement in the event the Common Units of the Holding Company are subdivided into a greater number of
      Common Units, combined into a smaller number of Common Units, or any similar transaction were to occur); provided, however, that with respect to the OAO Pledged Shares that are beneficially owned by OAOC, the Stockholders shall have until (i) 45 days from the date all encumbrances on those Shares are removed or (ii) March 31, 2002, whichever is later, to contribute such shares to the Holding Company, although they shall use their reasonable best efforts to contribute such Shares to the Holding Company at such earlier time if they are able to do so. For the sake of clarity and by way of example, if the OAO Pledged Shares became freely transferable and the other Shares remained pledged or otherwise encumbered, Stockholder shall contribute the freely transferable OAO Pledged Shares to the Holding Company and shall transfer other Shares to the Holding Company as they become freely transferable.
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CUSIP NO. 67082B 10 5              SCHEDULE 13D                    Page 21 of 39

                  (c) Further Assurances. Each Stockholder hereby covenants and agrees to, upon the request of either the Holding Company or the Subsidiary, execute and deliver any additional documents and take such further actions as may be deemed by the Holding Company or the Subsidiary to be necessary or desirable to carry out the provisions of this Agreement.

                  (d) Reliance by the Holding Company and the Subsidiary. Each Stockholder understands and acknowledges that the Holding Company and the Subsidiary are entering into the transactions described in the recitals to this Agreement and in Section 2(b) above in reliance upon such Stockholder's execution and delivery of this Agreement and the performance of his obligations hereunder.

            7. STOP TRANSFER. Each Stockholder agrees with, and covenants to, the Holding Company and the Subsidiary that such Stockholder shall not request that OAO register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares, unless such transfer is made pursuant to and in compliance with this Agreement.

            8. CHANGE IN OAO COMMON STOCK; DIVIDENDS. In the event of a stock dividend or distribution, or any change in OAO common stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "SHARES" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

            9. TERMINATION. This Agreement shall terminate in its entirety on the earliest of the date on which (a) the Subsidiary or its permitted assignee sells or otherwise disposes of all or substantially all of its ownership interest in the common stock of OAO, (b) OAO effects the sale, lease or transfer of all or substantially all of its assets to any Person or group other than the Holding Company, the Subsidiary or their Affiliates (as such term is defined in the HC Operating Agreement) and (c) all of the Shares have been contributed to the Holding Company in accordance with the terms of this Agreement. Nothing set forth herein shall relieve either Stockholder of any liability for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement arising prior to such termination of this Agreement.

            10.   MISCELLANEOUS.

                  (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (b) Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any Person to whom legal or beneficial ownership of any Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

                  (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party; provided, however, that the
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CUSIP NO. 67082B 10 5              SCHEDULE 13D                    Page 22 of 39

Subsidiary may, in its sole discretion, assign its rights and obligations hereunder to the Holding Company or any other direct or indirect wholly owned subsidiary of the Holding Company, and the Holding Company may, in its sole discretion, assign its rights and obligations hereunder to any other direct or indirect wholly owned subsidiary of the Holding Company.

                  (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by telecopy, by mail (registered or certified mail, postage prepaid, return receipt requested) or by any nationally-recognized overnight courier service, such as United Parcel Service or Federal Express, providing proof of delivery. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of hand delivery, on the date of such delivery, (ii) in the case of telecopy, on the date sent if confirmation of receipt is received, (iii) in the case of a nationally-recognized overnight courier service, in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (iv) the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to either Stockholder:                  c/o Cecile D. Barker
                                           300 South Pointe Drive
                                           PH # 4005
                                           Miami, Florida  33139
                                           Facsimile:  (305) 672-4213

If to the Holding Company or the           Terrapin Partners Holding Company LLC
Subsidiary:                                Terrapin Partners Subsidiary LLC
                                           c/o J.F. Lehman & Company
                                           450 Park Avenue
                                           New York, New York  10022
                                           Attn:  Louis N. Mintz
                                           Facsimile:  (212) 634-1155

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the matter set forth above.

                  (f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
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CUSIP NO. 67082B 10 5              SCHEDULE 13D                    Page 23 of 39

                  (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (i)   Governing Law.

                        (1) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in
      Section 10(e) in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

                        (2) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF
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CUSIP NO. 67082B 10 5              SCHEDULE 13D                    Page 24 of 39

      LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(i).

                  (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

            [the remainder of this page is intentionally left blank]
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CUSIP NO. 67082B 10 5              SCHEDULE 13D                    Page 25 of 39

            IN WITNESS WHEREOF, the Holding Company, the Subsidiary and Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

                                  TERRAPIN PARTNERS SUBSIDIARY LLC

                                  By: Terrapin Partners Holding Company LLC,
                                      its managing member

                                  By: /s/ Louis N. Mintz
                                      ------------------------------------------
                                      Louis N. Mintz, Managing Member

                                  TERRAPIN PARTNERS HOLDING COMPANY
                                    LLC

                                  By: /s/ Louis N. Mintz
                                      ------------------------------------------
                                      Louis N. Mintz, Managing Member

                                  OAO CORPORATION

                                  By: /s/ Cecile D. Barker
                                      ------------------------------------------
                                      Cecile D. Barker
                                      President and Chief Executive Officer

                                      /s/ Cecile D. Barker
                                      ------------------------------------------
                                      CECILE D. BARKER